EX-21.1 LIST OF SUBSIDIARIES

Subsidiaries of QuantRx Biomedical Corporation
As of December 31, 2007

	Organized Under Laws of:	Percentage of Voting Power

FluoroPharma, Inc.	Delaware	57.78%